Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated July 20, 2011

Registration No. 333-173581

Update to Preliminary Prospectus

Dated July 12, 2011 of Francesca’s Holdings Corporation

On July 20, 2011, the issuer, Francesca’s Holdings Corporation, filed Amendment No. 6 to its Registration Statement on Form S-1 (File No. 333-173581). Amendment No. 6, in the section titled “Prospectus Summary - Recent Developments”, includes certain information regarding the number of new boutiques opened as of July 2, 2011 and comparable boutique sales growth for the period from May 1, 2011 to July 2, 2011. In addition, Amendment No. 6, in the section titled “Executive Compensation”, includes disclosure on the possible percentage of Mr. De Meritt’s options that may vest in connection with the issuer’s initial public offering. A copy of Amendment No.  6 to the Registration Statement can be obtained by visiting EDGAR on the SEC Web site at www.sec.gov or by following this hyperlink: http://www.sec.gov/Archives/edgar/data/1399935/000119312511191528/0001193125-11-191528-index.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request them by calling Goldman, Sachs & Co. at 866-471-2526, J.P. Morgan Securities LLC at 866-803-9204 or Jefferies & Company, Inc. at 888-449-2342.